Exhibit 10.5
EXECUTIVE RESTRICTED STOCK AGREEMENT
REPUBLIC SERVICES, INC.
     THIS RESTRICTED STOCK AGREEMENT, dated as of this                       day of                                           , between Republic Services, Inc., a Delaware corporation (“the Company”) and                       (the “Executive”), is made pursuant and subject to the provisions of the Company’s 1998 Stock Incentive Plan, as amended, and any future amendments thereto (the “Plan”). The Plan, as it may be amended from time to time, is incorporated herein by reference.
     1. Definitions. All capitalized terms used herein but not expressly defined shall have the meaning ascribed to them in the Plan. All references to the Company herein shall also be deemed to include references to any and all entities directly or indirectly controlled by the Company and which are consolidated with the Company for financial accounting purposes.
     2. Award of Restricted Stock. Subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, the Company on this date awards to the Executive                       shares of Restricted Stock.
     3. Terms and Conditions. This award of Restricted Stock is subject to the following terms and conditions:
          A. Restricted Period. Except as otherwise provided in this subparagraph or in subparagraph B, this award of Restricted Stock shall vest, and become nonforfeitable with the schedule set forth below:

Percent of
Date	Award Vested
[1 year]	25%
[2 years]	50%
[3 years]	75%
[4 years]	100%
     The period from the date hereof until the shares of Restricted Stock have become 100% vested shall be referred to as the “Restricted Period”. Notwithstanding anything to the contrary herein, in the event the Company achieves, during one or more of the first three calendar years following the date upon which the Award of Restricted Stock is made to Executive as provided herein, (i) the Earnings Per Share Target (“EPS Target”) and (ii) the Free Cash Flow Target (“Free Cash Flow Target”), each as annually established by the Compensation Committee of the Company’s Board of Directors pursuant to the Company’s Executive Incentive Plan, then the vesting schedule set forth above shall be modified and accelerated in accordance with the terms set forth on the attached Schedule A.

          B. Death; Disability; Retirement; Termination of Employment. The shares of Restricted Stock not yet vested shall become 100%“vested and transferable in the event that the Executive dies or becomes permanently and totally disabled (within the meaning of Section 22(e)(3) of the Code) while employed by the Company or an Affiliate during the Restricted Period. If at the time Executive retires he or she:
(a) is at least fifty-five (55) years old and has completed six (6) years of service to the Company or is at least sixty (60) years old (without regard to years of service) and has provided the Company not less than twelve (12) months prior written notice of Executive’s intent to retire;
or
(b) is at least sixty (60) years old or has completed fifteen (15) years of continuous service with the Company or is sixty-five (65) years old and has completed five (5) years of continuous service with the Company, then the shares of Restricted Stock shall become 100% vested and transferable.
          C. Restrictions. The shares of Restricted Stock awarded hereunder and any stock distributions with respect to such Restricted Stock shall be subject to the following restrictions during the Restricted Period:
(1)	the Restricted Stock shall be subject to forfeiture as provided herein;

(2)	the Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, and neither the right to receive the Restricted Stock nor any interest hereunder may be assigned by the Executive, and any attempted assignment shall be void;

(3)	A certificate representing the shares of Restricted Stock awarded hereunder shall be held in escrow by the Company and shall, in the Company’s sole discretion, bear an appropriate restrictive legend and be subject to appropriate “stop transfer” orders. To facilitate the escrow of the shares of Restricted Stock awarded hereunder with the Company, the Executive shall deliver herewith the Stock Power attached hereto as Exhibit A executed in blank by the Executive and dated as of the date hereof; and

(4)	Any additional stock or other securities or property that may be issued or distributed with respect to the Restricted Stock awarded hereunder as a result of any stock dividend, stock split,

business combination or other event shall be subject to the restrictions and other terms and conditions set forth in this Agreement.
          D. Receipt of Common Stock. At or after the end of the Restricted Period, the Executive shall receive the number of shares of restricted Common Stock awarded hereunder, free and clear of the restrictions set forth in this Agreement, except for any restrictions necessary to comply with federal and state securities laws. Certificates representing such shares shall be released to the Executive as promptly as practical following the Executive’s becoming entitled to receive such shares.
          E. Shareholder Rights. Promptly following the award, the Company shall issue a certificate representing the shares of Restricted Stock awarded hereunder. The Executive shall, subject to the restrictions set forth herein, have all rights of a shareholder with respect to such shares of Restricted Stock, including the right to vote such shares and the right to receive cash dividends and other distributions thereon.
          F. Tax Withholding. The Company shall have the right to retain and withhold from any award of the Restricted Stock, the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to such award. At its discretion, the Company may require the Executive receiving shares of Restricted Stock to reimburse the Company for any such taxes required to be withheld by the Company, and, withhold any distribution in whole or in part until the Company is so reimbursed. In lieu thereof, the Company shall have the unrestricted right to withhold, from any other cash amounts due (or to become due) from the Company to the Executive, an amount equal to such taxes required to be withheld by the Company to reimburse the Company for any such taxes (or retain and withhold a number of shares of vested Restricted Stock, having a market value not less than the amount of such taxes, and cancel in whole or in part any such shares so withheld, in order to reimburse the Company for any such taxes).
     4. No Right to Continued Employment. This Agreement does not confer upon the Executive any right with respect to continuance of employment by the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate his or her employment at any time.
     5. Change of Control or Capital Structure. Subject to any required action by the shareholders of the Company, the number of shares of Restricted Stock covered by this award shall be proportionately adjusted and the terms of the restrictions on such shares shall be adjusted as the Committee shall determine to be equitably required for any increase or decrease in the number of issued and outstanding shares of Common Stock of the Company resulting from any stock dividend (but only on the Common Stock), stock split, subdivision, combination, reclassification, recapitalization or general issuance to the holders of Common Stock of rights to purchase Common Stock at substantially below fair Market value or any change in the number of such shares outstanding effected without receipt of cash or property or labor or services by the Company or for any spin-off, spin-out, split-up, split-off or other distribution of assets to shareholders.

     In the event of a Change of Control, the provisions of Section 13.03 of the Plan shall apply to this award of Restricted Stock. In the event of a change in the Common Stock of the Company as presently constituted, which is limited to a change in all of its authorized shares without par value into the same number of shares with par value, the shares resulting from any such change shall be deemed to be the Common Stock within the meaning of the Plan.
     The award of Restricted Stock pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.
     6. Governing Law. This Agreement shall be governed by and constructed in accordance with the laws of the State of Delaware, without regard to its principles of conflict of laws. The parties agree that any action, suit or proceeding arising out of or relative to this Agreement or the relationship of Executive and the Company, shall be instituted only in the state or federal courts located in Broward County in the State of Florida, and each party waives any objection which such party may now or hereafter have to such venue or jurisdictional court in any action, suit, or proceeding. Any and all services of process and any other notice in any such action; suit or proceeding shall be effective against any party if given by mail (registered or certified where possible, return receipt requested), postage prepaid, mailed to such party at the address set forth herein.
     7. Conflicts. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall govern.
     8. Executive Bound by Plan. The Executive hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms, conditions and provisions thereof.
     9. Binding Effect. Subject to the limitations stated herein and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees and personal representatives of the Executive and the successors of the Company.
     10. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and the Executive has affixed his or her signature hereto.

REPUBLIC SERVICES, INC.

By:

Its:

EXECUTIVE

Schedule A
Restricted Stock Award
Accelerated Vesting Schedule
Accelerated Vesting Schedule

			Achieve Years 1
		Achieve Year 1	& 2	Achieve Year 2
Award	Normal	EPS and Free	EPS and Free	EPS and Free
Anniversary	Vesting	Cash	Cash	Cash Flow Targets
Date	Schedule	Flow Target	Flow Targets	only
Year 1	25%	50%	50%	25%
Year 2	25%	25%	50%	50%
Year 3	25%	25%	—	25%
Year 4	25%	—	—	—

Exhibit A
STOCK POWER
     FOR VALUE RECEIVED, pursuant to a certain Restricted Stock Agreement between Republic Services, Inc. and the undersigned dated                     , I hereby sell, assign and transfer unto Republic Services, Inc. all shares of the restricted Common Stock of Republic Services, Inc. awarded to me on this date and in the future under said Agreement and do hereby irrevocably constitute and appoint the Secretary of Republic Services, Inc. as my attorney-in-fact to transfer the said shares of stock on the books of Republic Services, Inc. with full power of substitution in the premises.

Dated: